Exhibit 99.1

Appiphany Technologies Holdings (Verde Bio Holdings, Inc.) Forms Hemp Seed and Genetics Joint Venture

Venture with industry professionals positions Appiphany to build foundation in dynamic supply side ˙emp sector

FRISCO, Texas, February 12, 2020-- Appiphany Technologies Holdings Corp. (OTC: APHD), a company focused on the emerging dynamic Hemp industry, today announced that it has signed a joint venture agreement with Tsilaan, LLC and Kola Venture Group, LLC (KVG), providing for the formation of a new joint venture which will cultivate and distribute throughout North America valuable seeds and genetics for the industrial hemp industry.

“We are very excited about this new joint venture which anchors Appiphany in the hemp industry with extremely experienced and successful partners,” commented Scott Cox, Appiphany CEO. “The combination of the scientific seed and genetic experience of Tsilaan and the network and marketing reach of Kola Venture Group, allows Appiphany the opportunity to be a part of what we expect to become a very successful operation.”

The joint venture will operate in Washington and Colorado as part of Tsilaan’s and KVG’s current product and service offerings. It will utilize the initial seed stock of two million seeds provided by Tsilaan to develop advanced genetics for essential oils and fiber applications, produce seed starts and further seed propagation within several regions throughout the U.S. Both KVG and Tsilaan will market seeds, seed starts and clones for use by local farming clientele.

Andrew Elliot, Manager of Tsilaan and an industry pioneer, commented: “We are honored to work with Kola and Appiphany to have the opportunity to showcase the result of our work on the Hemp genome. Our stable, consistent strains of hemp products will undoubtedly separate us from the rest in the space. Under the direction of Dr. Paul Matthews, we have isolated key molecular markers to bring sustainable hemp to regions that haven’t had the opportunity to produce the hemp species until now. This venture is a perfect combination of product, operational management and capital.”

“The timing of this venture could not be more perfect,” commented Mark Mersman, Manager of Kola Venture Group, “as we look to the future of hemp, we must first start by figuring out how to control the quality and cost of the inputs that go into the production cycle. We look forward to a successful partnership with the deep seed and genetics expertise of Tsilaan and the proven leadership in the finance arena that Scott and Appiphany have to offer.”

“The seed and genetics area of the hemp industry is currently a multi-million dollar sector which is growing exponentially We are establishing Verde Bio Holdings to respond to opportunities to fill the gap between capital markets and the hemp industry’s limited access to capital,” Mr. Cox said.”

The joint venture is expected to be operational within the 1st Quarter of 2020.

About Tsilaan, LLC: Tsilaan, LLC is a Seattle, Washington based company deeply rooted in the seed and genetics sector of the hemp industry with production facilities in Washington and Oregon capable of producing 175 billion seeds annually. Tsilaan Hemp is directed by industry veteran Andrew Elliott and is a production platform that produces data and seeds to support the breeding and the genomic work of Canna Biologics, a genomics-based service company controlled by Dr. Paul Matthews and Andrew Elliott.

About Kola Venture Group, LLC: Kola Venture Group is based in Denver, Colorado and focused on authentication of, investing in and administratively supporting the emerging industrial hemp industry. With a world class advisory board, it has curated an objectively vetted “virtual vertical” providing ingredients and access to all aspects of the supply chain for consumer-packaged goods companies pursuing CBD and other cannabinoid product development.

About Appiphany Technologies Holdings Corp.: Appiphany Technologies Holdings Corp. (OTC: APHD) is a growing U.S. public Company engaged in advancing health and wellness through strategic acquisitions, joint ventures and investments in the cultivation, processing and distribution of hemp and hemp related products. Appiphany’s platform allows for the unique ability to acquire and invest across the spectrum of the Hemp industry. Appiphany is pursuing the acquisition of start-up, mature or financially distressed companies to which Appiphany believes it can add significant value. Appiphany has recently filed for a name change to Verde Bio Holdings, Inc as well as a new ticker symbol.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

Statements in this press release that are not strictly historical are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements involve a high degree of risk and uncertainty, are predictions only and actual events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include the uncertainty regarding viability and market acceptance of the Company’s products and services, the ability to complete software development plans in a timely manner, changes in relationships with third parties, product mix sold by the Company and other factors described in the Company’s most recent periodic filings with the Securities and Exchange Commission, including its 2018 Annual Report on Form 10-K and quarterly reports on Form 10-Q.

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Contact:

Paul Knopick E & E Communications

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